Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of February 1, 2007, is made by and between Pioneer Financial Industries, Inc., a Nevada corporation (the "Company"), and Laura Stack, an individual resident of the State of Missouri (the "Executive").

WHEREAS, as of the Effective Date (as defined in Section 1 below), the Company wishes to employ the Executive as its Director of Corporate Finance; and

WHEREAS, the Executive wishes to be so employed by the Company;

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties set forth below, the Company and Executive hereby agree as follows:

1.     Term. Unless terminated sooner as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall extend for a period of one (1) year thereafter (the "Term"). This Agreement shall become effective if and only if MidCountry Financial Corp., a Georgia corporation ("MidCountry"), closes on the acquisition of all outstanding stock of the Company (the "Acquisition Closing") and shall become effective automatically on the date on which the Acquisition Closing occurs (the "Effective Date"). If the Acquisition Closing does not occur on or before May 31, 2007, the Company may terminate this Agreement upon giving written notice thereof to the Executive and, upon any such termination, neither the Executive nor the Company shall have any obligations hereunder. Prior to each anniversary of the Effective Date, the Board of Directors of the Company shall consider whether to extend this Agreement, and shall notify the Executive of its determination, at least 60 days prior to such anniversary. If the Board determines to extend, and provided the Executive does not object to such extension by written notice prior to such 60-day period, the term of this Agreement shall be automatically extended for an additional year upon notification by the Board to the Executive.

2.	Position and Duties.

2.01     Service with Company. During the term of this Agreement, the Executive agrees to perform such reasonable employment duties consistent with the position of Director of Corporate Finance as the Board of Directors of the Company shall assign to her from time to time.

2.02     Performance of Duties. The Executive agrees to serve the Company faithfully and to the best of her ability and to devote her full time, attention and efforts to the business and affairs of the Company during the term of this Agreement. The Executive hereby confirms that she is under no contractual commitments inconsistent with her obligations set forth in this Agreement, and that during the term of this Agreement, she will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

3.	Compensation.

3.01     Base Salary. As base compensation for all services to be rendered under this Agreement during the first year of this Agreement, the Company shall pay to the Executive an annual salary as set forth in Exhibit A, attached hereto and made a part hereof. Such salary shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. The compensation payable to the Executive during each year after the first year of the Executive's employment shall be determined following an annual performance review, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

3.02     Other Compensation. In addition to the base salary described in Section 3.01, the Executive shall be entitled to receive bonus or incentive compensation payments on the basis set forth in Exhibit A.

3.03     Participation in Benefit Plans. During the term of this Agreement, the Executive shall be entitled to receive such medical and health plans, life insurance and pension plans and such other employment benefits or programs as are maintained for the officers of the Company or its subsidiaries. For purposes of participation in such plans or programs, the Executive's term of employment with the Company or one of its subsidiaries prior to the Effective Date shall be treated as service with the Company. Notwithstanding the foregoing, the Company reserves the right to modify any such benefit plans in accordance with the policies of the Company or the Bank, or the Bank's parent, MidCountry Financial Corp. (collectively, "MidCountry"), or to discontinue such plans and replace them with the benefit plans of MidCountry, provided such modified or replacement plans do not materially change the benefits thereunder that the Executive would be entitled to receive thereunder.

3.04     Expenses. The Company agrees to pay or reimburse the Executive for any and all reasonable and necessary out-of-pocket expenses incurred by her in the performance of her duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

4.	Confidential Information.

4.01     Non-Disclosure. The Company may disclose to the Executive, or the Executive may obtain access to, develop, or create, confidential information or material concerning or related to the Company's products and/or services, or to the Company's marketing processes, servicing, existing products, or general business operations. Such information or material may include, but is not limited to, the discovery, invention, research, improvement, sale of the products or services (including, without limitation, information created, discovered or developed by the Executive, or made known to the Executive during the Term), or the Company's trade secrets, processes, formulas, data, know-how, software, documentation, program files, flow/charts, drawings, software diagnostic techniques and other techniques, source and object code, standards, specifications, improvements, inventions, customer information, accounting data, statistical data, research projects, development and marketing plans, strategies, forecasts, computer programs, customer lists, sales, costs, profits, and pricing methods and organizations, employee lists, and compensation plans, (collectively, the "Confidential Information"). The Executive acknowledges the confidential and secret character of the Confidential Information and agrees that the Confidential Information is the sole, exclusive, and valuable property of the Company. Accordingly, the Executive agrees not to reproduce any of the Confidential Information without the Company's prior written consent, not to use the Confidential Information, except in the ordinary course of the performance of this Agreement, and not to divulge all or any part of the Confidential Information to any third party, either during or after the Term. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Executive or to any provision of Confidential Information to a federal or state regulatory agency in connection with any investigation or examination of the Company or of any affiliate of the Company.

4.02     Permitted Disclosure. Section 4 of this Agreement shall not be applicable if and to the extent that the Executive is required to testify about or to disclose Confidential Information in a legislative, judicial or regulatory proceeding, or before any state or local legislative body, judge, or an administrative law judge; provided that, the Executive gives the Company prompt written advanced notice of any such required testimony or disclosure (it being understood and acknowledged by the parties that the Executive's failure to give such notice shall not constitute a breach of this Agreement if the Company is not materially prejudiced thereby). Notwithstanding any provision contained in any stock option or similar agreement between the Executive and MidCountry and/or the Company, (a) if the Executive is in compliance with the provisions of Section 4.01 and Section 4.02 hereof, the Executive shall be deemed to be in compliance with the provisions relating to non-disclosure or confidentiality contained in such stock option or similar agreement, and (b) if Section 4.01 and Section 4.02 become inapplicable pursuant to the terms of this Agreement, the provisions of any such stock option or similar agreement relating to non-disclosure or confidentiality shall likewise become inapplicable.

5.         Prior Retention Agreement; Nonsolicitation Restrictive Covenants. Reference is hereby made to the Retention Agreement dated as of April 19, 2006, between Pioneer, as "Pioneer," and the Executive, as the "Employee" (the 'Retention Agreement"), Section 6 of which contains certain restrictive covenants to which the Executive is subject for a period of two (2) years from the Effective Date (the "Retention Agreement Restricted Period"). During the period of her employment by the Company after the Retention Agreement Restricted Period ends and for a period of one (1) year after such employment is terminated for any reason (except as provided in Section 6.05), the Executive shall not, either directly or indirectly, (a) solicit any customers or former customers of the Company or its affiliates, or (b) induce, influence or advise any person who is or shall then be in the service of the Company or its subsidiaries or affiliates to leave the service of the Company or its subsidiaries and affiliates; provided, however, that for purposes of this Section 5, solicitation shall not include solicitation of employees or customers by advertising in periodicals of general circulation, or direct mail, e-mail or other communication directed generally to persons in the market area of the Company without use of the Company's customer list or employee list.

6.	Termination.
6.01	Grounds for Termination. This Agreement may be terminated at any time:

(a)	by the mutual agreement of the Company and the Executive;

(b)       upon the death or Disability of the Executive. For purposes of this Agreement, "Disability" means the existence of any physical or mental illness or disability that renders the Executive unable to perform substantially all of her duties and services hereunder for a period of six consecutive months during any one-year period;

(c)	by the Company for "Cause" as defined in Section 6.02;
(d)	by the Executive for "Good Reason" as defined in Section 6.03;

(e)       by the Company without Cause or by the Executive without Good Reason;

(f)        by the Director of the Office of Thrift Supervision ("OTS") or her or her designee (the "Director") at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under Section 13(c) of the Federal Deposit Insurance Act ("FDIA");

(g)       by the Director at such time as the Director approves a supervisory merger of the Bank to resolve problems of the Bank or at such time as the Director determines that the Bank is in an unsafe or unsound condition; or

(h)       immediately upon the occurrence of the removal or permanent prohibition of the Executive from participation in the affairs of the Company or the Bank by an order issued under Section 8(e)(4) or (g)(1) of the FDIA.

If this Agreement is terminated pursuant to subsection (c), (d), (e), (f), (g) or (h) of this Section 6.01, such termination shall be effective immediately.

If this Agreement is terminated by the Company for "Cause" as defined in Section 6.02, the Executive shall thereafter have no right to receive unaccrued and unvested compensation or other benefits provided for in this Agreement.

Further, the Company's obligations under this Agreement shall be suspended during any period during which the Executive shall be suspended or temporarily prohibited from participating in the affairs of the Company or the Bank by a notice under Sections 8(e)(3) or (g)(1) of FDIA.

6.02     "Cause" Defined. "Cause" shall mean the occurrence of any of the following events:

(a)	the Executive's personal dishonesty;
(b)	the Executive's incompetence;
(c)	the Executive's willful misconduct;
(d)	the Executive's breach of fiduciary duty involving personal profit;

(e)	the Executive's intentional failure to perform stated duties;

(f)        the Executive's willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(g)	the Executive's material breach of any provision of this Agreement.

Notwithstanding any termination of this Agreement, the Executive, in consideration of her employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment. Additionally, the Executive's employment may be terminated for Cause only by the Board of Directors of the Company, and in any event, the Executive's employment will not be deemed to be terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, and (y) the opportunity to cure (if curable) within thirty (30) days of such written notice of the event giving rise to such notice. Notwithstanding the foregoing, willful or intentional occurrences shall not be deemed to be curable.

6.03     "Good Reason" Defined. "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination of the Executive's employment for Disability or for death:

(a)       an intentional breach by the Company in any material respect of the provisions of this Agreement;

(b)       subject to the provisions of Exhibit A, the assignment to the Executive of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by the Executive immediately prior to the date of such reassignment;

(c)	a reduction by the Company in the Executive's base salary;

(d)       the Company's requiring the Executive to be based anywhere other than within 50 miles of (i) the Executive's office in Kansas City, Missouri and (ii) the Executive's principal residence (unless such relocation results in Executive being based fewer than 50 miles from the Executive's home residence), except for requirements of temporary travel on the Company's business; or

(e)       except to the extent otherwise required by applicable law, the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health plan or disability plan in which the Executive is participating (or merged or modified plans of the Company, MidCountry or their affiliates providing the Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive's participation in, or materially reduce the Executive's benefits under, any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive, unless, in each such case, the Executive has received other compensation reasonably designed to compensate the Executive for such reduction in benefits.

6.04     Surrender of Records and Property. Upon termination of her employment with the Company, the Executive shall (i) deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in her possession or under her control, as well as all keys to offices of the Company and credit cards issued in the name of the Company; and (ii) disclose promptly to the Company all user names, passwords, pass codes, and all other means of electronic access to all computers and information systems under her control or to which she has access.

6.05	Payment on Termination.

(a)       If the Company terminates the Executive's employment without Cause pursuant to Section 6.01(e), or if the Executive terminates her employment for Good Reason pursuant to Section 6.01(d), (a) the covenants contained in Section 5 shall not apply and (b) the Executive shall be entitled to her base salary and any employee benefits for the remainder of the Term, which such payments shall continue to be paid in accordance with the Company's normal payroll practices.

(b)       If the Director terminates this Agreement pursuant to Section 6.01(f) or (g), (a) the covenants contained in Section 5 shall not apply and (b) the Executive shall be entitled to the payments and other benefits (including participation in the life, health and disability programs) described in Section 6.05(a) above unless the Director has specifically objected in writing to such payments or participation, in which case the Executive shall not receive such payments or participation to the extent prohibited by the OTS.

7.	Miscellaneous.

7.01     Regulatory Invalidity. Notwithstanding any provision in this Agreement to the contrary, no payment shall be due the Executive hereunder, and the Company shall not be obligated and shall not make any payment hereunder, if, because of the condition of the Bank or any insured institution subsidiary of the Company or the acts of the Executive, such payment would be prohibited pursuant to Section 18 of the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1828(k), or the regulations governing insured depositary institutions or depository institution holding companies promulgated pursuant thereto.

7.02     Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Missouri and all applicable federal laws and regulations.

7.03     Prior Agreements. After the Effective Date, this Agreement will contain the entire Agreement of the parties relating to the employment of the Executive by the Company and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein, except, however, that this Agreement does not supersede the Retention Agreement.

7.04     Withholding Taxes. The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.05     Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Executive and the Company.

7.06     No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.07     Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. The Company may also assign its rights and obligations under this Agreement to any of its subsidiaries or to any of MidCountry's subsidiaries provided that any such assignee is engaged in whole or in part in the business of lending to active duty military personnel in a manner substantially similar to that of the Executive's employer on the day prior to the Effective Date. Any such assignee must assume this Agreement. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for all purposes under this Agreement. No such assignment shall change or alter the terms and conditions of this Agreement or the rights or obligation of the parties hereunder. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

7.08     Injunctive Relief. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief, provided that, in no event shall Executive be required to pay any damages or penalties in excess of the maximum cash payments actually paid to the Executive under this Agreement in accordance with Section 3.01 herein.

7.09     Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set her hand, effective as of the date written above.

PIONEER FINANCIAL INDUSTRIES, INC

By	/s/ William Sullivan, CEO	/s/ Laura Stack
	Name and Title of Authorized Officer	LAURA STACK

Exhibit A

Compensation

The Executive's initial compensation shall consist of an annual salary of $96,500.

The Executive shall participate in the Pioneer Financial Industries, Inc. bonus plan

Position Description

Position exists to plan and direct the organizations accounting, financial controls, management reporting, payroll, tax and treasury management for all related company entities. Partners with the business to ensure that all initiatives are aligned with the strategic direction of the company and adhere to external regulations.